Exhibit 10.3

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”), dated as of the 13th day of February 2025, is made by and between SCS, LLC (“SCS”), and Transportation & Logistics Systems, Inc. (“TLSS”) (each a “Party”, and collectively, the “Parties”).

WHEREAS, SCS, as plaintiff, commenced an action on November 17, 2020, against TLSS in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida, captioned SCS, LLC v. Transportation and Logistics Systems, Inc., Case No. 50-2020-CA-012684, seeking to recover damages, attorneys’ fees, interest and costs, with respect to alleged claims for breach of contract, quantum meruit, unjust enrichment and account stated (hereinafter, the “Action”); and

WHEREAS, TLSS has denied that SCS is entitled to the relief sought in the Action; and

WHEREAS, in order to avoid further expense, TLSS on the one hand, and SCS on the other, desire to settle and compromise all claims that they have asserted or could have asserted against the other in the Action or otherwise in connection with the subject matter of the Action, without the admission or acknowledgment of liability or wrongdoing, and each of TLSS on the one hand, and SCS on the other, wishes to release any and all parties in the Action from liability between them as of the date of this Settlement Agreement, subject only to the terms hereto;

NOW THEREFORE, in consideration of the promises, mutual covenants and obligations set forth in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Settlement of the Action.

In full and complete satisfaction of all claims that SCS made or could have made against TLSS arising in connection with the subject matter of the Action, TLSS shall, with the execution of this Settlement Agreement by all Parties thereto and the approval of this Settlement Agreement by the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida:

a.	In lieu of paying $36,000 to SCS in the Action, and upon TLSS’s Board of Directors approval, issue and deliver to SCS, or its designee(s), 360 shares of TLSS Series J Senior Convertible Preferred Stock, Stated Value $100 per share (“Preferred Stock”), and convertible into shares of TLSS’s common stock. TLSS represents it shall use an appropriate exemption to cause the issuance of the Preferred Stock to be exempt from registration as required under the circumstances, in accordance with the Stipulation of Settlement set forth in Exhibit A, annexed hereto. The Preferred Stock shall be delivered as soon as reasonably possible, but no later than 30 days from both (a) the approval of the Stipulation of Settlement and this Settlement Agreement by the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida; and (b) dismissal of the Action with prejudice. The Preferred Stock to be delivered hereunder shall be subject to a leak-out provision, which shall provide, among other things, that SCS shall use their respective best efforts to limit sales of the common shares, once the Preferred Stock is converted, in a manner consistent with the rights and restrictions placed on all holders ratably of the Series J Senior Convertible Preferred Stock.

b.	TLSS shall use its best efforts to file the Certificate of Designation for the Preferred Stock on or before May 31, 2025.

In full and complete satisfaction of all claims that SCS made or could have made against TLSS arising in connection with the subject matter of the Action, SCS shall agree to the following:

i.	Immediately after the execution of this Settlement Agreement by the Parties, in the case captioned SCS, LLC, derivatively on behalf of Transportation and Logistics Systems, Inc. v. John Mercadante, Jr., Douglas Cerny, Sebastian Giordano, Ascentaur LLC and Transportation and Logistics Systems, Inc., Case No. 2020-CA-006581, in the 15th Judicial Circuit, Palm Beach County, Florida (hereinafter, the “derivative case”), SCS shall seek and obtain court approval, by the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida, to dismiss with prejudice the derivative case against all defendants; and

ii.	After court approval to dismiss the derivative case with prejudice and dismissal of the derivative case with prejudice, the Parties shall sign and file the Stipulation of Settlement, annexed hereto as Exhibit A, for review and approval by the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida, and, upon court approval, SCS shall dismiss the Action with prejudice.

2. Mutual Releases.

Simultaneously with the execution of this Settlement Agreement, SCS shall execute and deliver to TLSS a Release in the form annexed hereto as Exhibit B, and TLSS shall execute and deliver to SCS a Release in the form annexed hereto as Exhibit C.

3. No Liability.

The Parties agree that this Settlement Agreement constitutes the compromise of disputed claims and that this Settlement Agreement is not and should not be considered or construed as an admission of any liability or wrongdoing on the part of any Party to this Settlement Agreement.

4. Confidentiality.

The Parties shall keep this Settlement Agreement in strict confidence and shall not disclose, nor take any action reasonably expected to cause the disclosure of, the fact of the existence of this Settlement Agreement, or the terms and conditions of this Settlement Agreement, to any person or entity for any reason except that the Parties may disclose the Settlement Agreement to enforce its terms, and as required for financial reporting purposes, the federal or state securities laws, the preparation and filing of income tax returns, or as otherwise required by law, including the issuance and service of a valid subpoena, court order, other compulsory legal process, or request of a regulatory agency. Nothing in this Settlement Agreement shall prevent the Parties from disclosing the Settlement Agreement to their respective directors, officers, partners, members, investors, employees, agents, and advisors (including, without limitation, financial advisors, tax consultants, attorneys, and accountants). The Parties also agree that, upon the receipt of any subpoena or notice of any proceeding to obtain a court order seeking to compel testimony or the production of documents pertaining to this Settlement Agreement or the terms thereof, the Party receiving such subpoena or notice shall, within five (5) business days thereof, and in any event, within a reasonable period of time prior to the time within which production or testimony is required by the terms of said subpoena or court order, provide written notice to the adverse Party of any such subpoena or notice.

5. Successors and Assigns.

This Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties’ successors and assigns, including any entity in which any Party merges, consolidates, or reorganizes.

6. Governing Law.

The interpretation and enforcement of this Settlement Agreement shall be governed by the laws of the State of Florida without regard to its conflict of law rules.

7. Forum Selection.

The Parties consent to the exclusive jurisdiction of the State and Federal Courts located in Palm Beach County, Florida, with respect to the litigation of any dispute arising out of or in connection with this Settlement Agreement.

8. Suits for Enforcement and Remedies.

a. In any action to enforce the terms of this Settlement Agreement, no right or remedy herein is intended to be exclusive of any other right or remedy; and

b. No forbearance, indulgence, delay, or failure to exercise any right or remedy herein shall operate as a waiver, nor as acquiescence in any default, nor shall any single or partial exercise of such right or remedy or the exercise of any other right or remedy operate as a waiver.

9. Notices.

All notices or other communications to be sent to the Parties shall be addressed and sent by Federal Express overnight (such notices deemed served upon mailing) to the following addresses and by E-mail, unless the Parties hereto are notified in writing of a different address:

If to TLSS:	Sebastian Giordano
sebastian.giordano@tlss-inc.com

5500 Military Trail
Suite 22-357
Jupiter, Florida 33458

With a copy to:	David E. Danovitch, Esq.
Sullivan & Worcester LLP
1251 Avenue of the Americas
19th Floor
New York, New York 10020
(212) 660-3000

If to SCS:	Larry Sands
lsands@sandsconsults.com

With a copy to:	Allen Heffner, Esq.
7121 Fairway Drive, Suite 104
Palm Beach Gardens, FL 33418
aheffner@lorenkeanlaw.com

10. Entire Agreement and Amendment.

This Settlement Agreement and its exhibits constitutes the entire agreement between the Parties concerning the subject matter hereof. All negotiations between the Parties are merged into this Settlement Agreement and exhibits and there are no representations, warranties, covenants, understandings, agreements, oral or otherwise, in relation thereto between the Parties other than those incorporated herein and to be delivered hereunder. This Settlement Agreement may not be changed, modified, or altered except by an agreement in writing, signed by each Party to this Settlement Agreement.

11. Representations and Warranties.

a. The Parties hereby represent and warrant that: (i) they have read the terms of this Settlement Agreement and the Releases; (ii) they have been represented by counsel in connection with the review and execution of this Settlement Agreement; (iii) they fully understand the terms of this Settlement Agreement; (iv) they have been given sufficient time to consider whether to sign this Settlement Agreement; (v) no promises, statements or inducements have been made other than those expressly stated herein; and (vi) the Parties affirmatively represent that this Settlement Agreement is fair and executed freely;

b. The signatories executing this Settlement Agreement on behalf of the business entity Party represent, warrant, and acknowledge that they are authorized to execute this Settlement Agreement by the entities on behalf of whom they sign and that doing so does not violate any agreement and/or covenant to which they or their business entity Party is a party; and

c. The Parties hereby represent to each other that they have not heretofore assigned, transferred, pledged, or hypothecated, or agreed or purported to assign, transfer, pledge, or hypothecate, to any entity or individual, any of the claims that were made or that could have been made based on the subject matter of this Settlement Agreement.

12. Severability.

The invalidity or unenforceability of any provision or covenant of this Settlement Agreement shall not affect the validity or enforceability of any other provision or covenant hereof, and any such invalid provision or covenant shall be deemed to be severable.

13. No Construction Against Drafter.

This Settlement Agreement shall be construed without regard to the Party or Parties responsible for the preparation of same and shall be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party.

14. Further Assurances.

The Parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the purposes of this Settlement Agreement.

15. Taxes.

All Parties shall be responsible for payment of their own taxes in connection with TLSS shares given or received in connection with this Settlement Agreement.

16. Headings.

The section headings contained in this Settlement Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Settlement Agreement.

17. Counterparts.

This Settlement Agreement may be executed in counterparts; facsimile and/or PDF copies shall be deemed to be originals, and counterparts together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Settlement Agreement as of the date and year first above written.

SCS LLC

By:	Lawrence Sands
Its:

Transportation & Logistics Systems, Inc.

By:	Sebastian Giordano
Its:

EXHIBIT A

(Stipulation of Settlement)

Exhibit B

(Release to TLSS)

GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

SCS, on behalf of itself and its past, present, and future heirs, executors, administrators, successors and assigns, shareholders, partners, employees, agents, members, controlling persons, representatives, affiliates, subsidiaries or other entities controlled by them (hereinafter, collectively referred to as “RELEASOR”), in consideration of the shares provided for in the annexed Settlement Agreement, and other good and valuable consideration received from TLSS (hereinafter, referred to as “RELEASEE”), receipt whereof is hereby acknowledged, release and discharge the RELEASEE, and the RELEASEE’s past, present and future heirs, executors, administrators, successors, assigns, shareholders, directors, officers, partners, employees, attorneys, agents, members, controlling persons, representatives, affiliates, subsidiaries or other entities controlled by them, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity, which against the RELEASEE the RELEASOR ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to, and including, the date of this RELEASE, except for the obligations set forth in the Confidential Settlement Agreement and Mutual Release dated February__, 2025 and its exhibits, executed by the RELEASEE and the RELEASOR.

The words “RELEASOR” and “RELEASEE” include all releasors and all releasees under this RELEASE.

This RELEASE may not be changed orally but only by a writing signed by all the Parties.

IN WITNESS WHEREOF, the RELEASOR have caused this RELEASE to be executed on the _______day of February 2025.

IN PRESENCE OF	SCS

By:
Name:
Title:

STATE OF ____________)

ss.:

COUNTY OF )

On the ______ day of February 2025, before me personally came ______________________, to me known, who by me duly sworn, did depose and say that deponent is the ______________of _________________, a RELEASOR described in the foregoing RELEASE, and that he signed his name thereto in his capacity as the _______________of said RELEASOR.

Notary Public

EXHIBIT C

(Release to SCS)

GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

TLSS, on behalf of itself and its past, present and future heirs, executors, administrators, successors and assigns, shareholders, partners, employees, agents, members, controlling persons, representatives, affiliates, subsidiaries or other entities controlled by them (hereinafter, each a “RELEASOR”, for good and valuable consideration received from SCS (hereinafter, referred to as “RELEASEE”), receipt whereof is hereby acknowledged, release and discharge the RELEASEE, and the RELEASEE’S past, present and future heirs, executors, administrators, successors, assigns, shareholders, directors, officers, partners, employees, attorneys, agents, members, controlling persons, representatives, affiliates, subsidiaries or other entities controlled by them, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity, which against the RELEASEE the RELEASOR ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to, and including, the date of this RELEASE, except for the obligations set forth in the Confidential Settlement Agreement and Mutual Release dated February__, 2025, executed by the RELEASEE and the RELEASOR (the “Settlement Agreement”).

The words “RELEASOR” and “RELEASEE” include all releasors and all releasees under this RELEASE.

This RELEASE may not be changed orally but only by a writing signed by all the parties.

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed on the _______day of February 2025.

IN PRESENCE OF	Transportation & Logistics Systems, Inc.

By:
Name:
	Title:	Chief Executive Officer

STATE OF ____________)

ss.:

COUNTY OF )

On the ______ day of February 2025, before me personally came ______________________ to me known, who by me duly sworn, did depose and say that deponent the Chief Executive Officer of Transportation & Logistics Systems, Inc., a RELEASOR described in the foregoing RELEASE, and that he signed his name thereto in his capacity as Chief Executive Officer of said RELEASOR.

Notary Public